UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRANT UNDER SECTION 12(g) OF THE
  SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-27395

            Chartwell International, Inc., 333 South Allison Parkway,
                       Suite 100 Lakewood, Colorado 80226
            ---------------------------------------------------------

                                 (303) 804-0100
                                 --------------
                        (Address, including zip code, and
                        telephone number, including area
                         code, of registrant's principal
                               executive offices)

                                  Common Stock
                                  ------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
                         (Titles of all other classes of
                         securities for which a duty to
                           file reports under section
                             13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)1(i) [_]                       Rule 12h-3(b)(1)(i) [_]
         Rule 12g-4(a)1(ii) [X]                      Rule 12h-3(b)(1)(ii) [_]
         Rule 12g-4(a)2(i) [_]                       Rule 12h-3(b)(2)(i) [_]
         Rule 12g-4(a)1(ii) [_]                      Rule 12h-3(b)(2)(ii) [_]
                                                     Rule 15d-6 [_]

     Approximate number of holders of record as of the certification or notice date: 498

         Pursuant to the requirements of the Securities Exchange Act of 1934 Chartwell Internationl, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 11/29/05                            By: /s/ Janice A. Jones
                                              -------------------------------
                                               Janice A. Jones, CEO

Instruction: This form is required by Rules 12g-4, 12h-3, and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel, or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.